Exhibit 99.1

NewtekOne, Inc. Reports Second Quarter 2023 Financial Results; Conference Call Tomorrow 8:30 AM ET

Newtek Bank, N.A. Achieves Record Deposit Growth and Loan Fundings

Boca Raton, Fla., August 2, 2023 - NewtekOne, Inc. (Nasdaq: NEWT), announced today its financial and operating results for the three and six months ended June 30, 2023.

This is NewtekOne's second quarter reporting, and first full quarter reporting, as a financial holding company following the Company's completion of its acquisition of National Bank of New York City ("NBNYC") (renamed Newtek Bank, N.A.) and the withdrawal of its BDC election, on January 6, 2023. NewtekOne now consolidates the results of its former portfolio companies (now subsidiaries) and no longer uses investment company accounting. As a result, some prior-period comparisons on both a sequential and year-over-year basis are difficult. When analyzing NewtekOne, we believe it is important to consider the Company's time-tested differentiated business model which can provide multiple streams of income from its various businesses, as well as its operating structure which does not use brokers or business development officers to source loan originations.

NewtekOne Second Quarter 2023 Financial Highlights

•Net income was $6.9 million, or $0.26 per basic common share, for the three months ended June 30, 2023, which met the Company's previously issued forecast.
•Net interest income was $5.7 million for the three months ended June 30, 2023, compared to $4.6 million at March 31, 2023.
•Total assets were $1.4 billion at June 30, 2023, compared to $1.2 billion at March 31, 2023.
•Total borrowings were $697.4 million at June 30, 2023, which was unchanged from March 31, 2023.
•Loans held for investment were $730.7 million at June 30, 2023, compared to $699.6 million at March 31, 2023.
•Cash and cash equivalents were $256.3 million, including $66.7 million of restricted cash at June 30, 2023, compared to $197.1 million, including $72.6 million of restricted cash at March 31, 2023.
•Total risk-based capital ratio was 16.4% at June 30, 2023.
•Tier-1 leverage ratio was 12.8% at June 30, 2023.
•On July 21, 2023, the Company paid its second quarterly cash dividend as a financial holding company of $0.18 per share to shareholders of record as of July 10, 2023.
•The Company is reiterating its previously issued earnings forecast for the full year 2023 in a range of $1.70 to $2.00 of earnings per share, and has met or exceeded its previously issued 2023 quarterly earnings forecasts.

Exhibit 99.1
NewtekOne Financial Highlights Six Months Ended June 30, 2023

•Net income was $18.6 million, or $0.72 per basic common share, for the six months ended June 30, 2023.
•Net interest income was $10.3 million for the six months ended June 30, 2023.

Newtek Bank, N.A.

•Total deposits were $447.4 million at June 30, 2023, which represents a 220.6% increase in deposits, compared to $140 million in deposits at NBNYC at December 31, 2022.
•Insured deposits represented approximately 90.3% of total deposits at June 30, 2023.
•Return on average tangible common equity ("ROTCE")1 of 32.1% for the three months ended June 30, 2023.
•Return on average assets ("ROAA")1 of 4.9% for the three months ended June 30, 2023.
•Efficiency ratio1 of 58.7% for the three months ended June 30, 2023.
•Total risk-based capital ratio was 29.4% at June 30, 2023.
•Tier-1 leverage ratio was 16.9% at June 30, 2023.

Lending Highlights

•Total commercial loan closings were $251.2 million for the three months ended June 30, 2023; a 6.4% increase over the three months ended June 30, 2022.
•As of April 2023, the Company began funding SBA 7(a) loans out of Newtek Bank with Preferred Lenders Program (PLP) status.
•Total SBA 7(a) loan fundings of $195.9 million for the three months ended June 30, 2023; a 2.3% decrease over the $200.6 million of SBA 7(a) loans funded by Newtek Small Business Finance, LLC ("NSBF") for the three months ended June 30, 2022.
•Total SBA 7(a) loan fundings of $344.3 million for the six months ended June 30, 2023; a 5.4% decrease over the $363.9 million of SBA 7(a) loans funded by NSBF for the six months ended June 30, 2022.
•The Company forecasts $875 million in total SBA 7(a) loan fundings in 2023, which would represent a 12.8% increase over 2022.
•Newtek Bank closed $16.4 million of SBA 504 loans for the three months ended June 30, 2023; an increase of 7.4% over $15.3 million of SBA 504 loans closed by Newtek Business Lending ("NBL") during the same period in 2022.
•Total SBA 504 loan fundings of $65.3 million for the six months ended June 30, 2023; an increase of 39.8% over $46.7 million of SBA 504 loans closed by NBL during the same period in 2022.

Barry Sloane, President, Chairman and CEO commented, "We couldn’t be more thrilled to report such a successful first six months of our transition to a financial holding company, owning Newtek Bank, a nationally chartered technologically enabled bank. It is important to note, that we view ourselves as distinct from our peers in the bank holding company space as we position NewtekOne as the One Company for all of Your Business Needs®, the one company that can make you more successful, and the one company that provides independent business owners with business and financial solutions, all in addition to offering depository services to its clients. We pride ourselves on the level of our 24/7/365 customer service, the ability to offer our clients access to multiple experienced professional service providers through the Newtek Advantage®, and to receive state-of-the-art business and financial solutions that are not readily available at typical financial and business solutions companies. We are extremely excited about the beginning of our journey as a financial holding company and building on our over 20-year history of being able to deliver business and financial solutions to our client base of independent business owners, as well are providing returns to our shareholders. Furthermore, we are very pleased to be able to deliver results for the first and second quarters of 2023 that meet or exceed previously forecasted metrics from the management team.We are maintaining our 2023 earnings guidance of a $1.70 to $2.00 earnings per share, and anticipate our results for the second half of 2023 to exceed our results of the first six months of 2023; a trend that we have historically experienced.”
1 Non-GAAP, reconciliations of non-GAAP financial measures to the most comparable GAAP measures are set forth on the last page of the financial information accompanying this press release.

Exhibit 99.1

Discussing Newtek Bank, Mr. Sloane said, “Newtek Bank has been able to achieve very strong metrics through the first six months of 2023, that we believe sets it apart in the banking sector, as well as can help foster the investment community’s understanding that Newtek Bank is unique and has been established to be a disruptor as a technology-oriented organization that serves its business clientele without the use of brokers and business development officers. In fact, Newtek Bank achieved what we believe to be above-average industry returns for the second quarter of 2023 with ROAA of approximately 4.9%, ROTCE of approximately 32.1%, and an efficiency ratio of 58.7%. Additionally, Newtek Bank grew its deposits from $140.0 million at December 31, 2022 to $447.4 million at June 30, 2023, and we feel very comfortable that we will be able to continue to maintain this level of deposits to finance our business lending platform, and if needed, grow the deposit base from levels at end of the second quarter. We also increased our deposit base by 4,500 client accounts through our digital-account-opening initiatives through the first six months of this year, of which the vast majority were opened between March 2023 and June 2023. We believe we will be able to further grow our deposit account openings, albeit at a slower pace going forward, as we have an ample amount of liquidity on hand to fund our lending business and balance sheet growth throughout 2023. Specifically, we currently have in excess of $250 million invested at the Federal Reserve as well as ample capital at Newtek Bank, both of which are earning a diminished spread and represent a potential drag on our earnings ability. However, we plan on deploying this capital in the future, which we believe will enable us to further grow our earnings per share.”

Mr. Sloane further commented, “In the second quarter, we accomplished another important milestone when we shifted our lending operation from NSBF, our legacy non-bank SBA lender, into Newtek Bank. Newtek Bank was granted PLP status by the SBA, enabling it to originate SBA 7(a) loans under PLP-delegated authority without having to go to the SBA for approvals. When combining Newtek Bank and NSBF, we ranked as the second largest SBA 7(a) lender based on dollar volume of loans approved as of June 30, 2023, according to the SBA, through the first nine months of the SBA's fiscal year, which ends September 30, 2023. In addition to SBA 7(a) loans and SBA 504 loans, we have started funding conforming commercial and industrial business loans and non-owner-occupied conforming investor-owned commercial real estate loans. Newtek Bank aims to have a portfolio of these loans to a diversified borrower pool across all 50 states.”

Mr. Sloane continued, “Our subsidiaries Newtek Merchant Solutions, Newtek Technology Solutions, Newtek Insurance Agency and Newtek Payroll Solutions all contributed cash flow and earnings to NewtekOne during the second quarter 2023, and we have tremendous growth aspirations for our non-bank subsidiaries. We also continued to build out our senior management team, announcing the key hires of M. Scott Price as Chief Financial Officer of NewtekOne and Newtek Bank, and Burt Chandler as Director of Operations for Newtek Bank, among other executives. Finally, the investment community has assigned bank research coverage from Keefe, Bruyette & Woods, B. Riley Securities, and Ladenburg Thalmann, which along with Piper Sandler, results in four analysts in the banking space currently covering NewtekOne as a technology-enabled financial holding company."

Mr. Sloane concluded, "When analyzing the quarterly results from NewtekOne and Newtek Bank, we believe that it is critical to understand that we were able to achieve strong second quarter 2023 results during an overall difficult operating market environment as well as operational challenges that came with our very recent change in structure. We believe the market environment will improve and operational challenges will diminish over the next several quarters and years, which we believe will result in further growth. Specifically, the following factors detail some of what we have encountered and persevered through during the first six months of 2023, including but not limited to the repositioning of a 59-year old bank for future deposit and loan growth, having underutilized capital and liquidity at Newtek Bank to reduce risk due to current market conditions, staff and policy and procedure changes as a result of shifting loan fundings from NSBF to Newtek Bank, new hires at executive levels in the C-suite over the past 12 months, the full build out of digital account opening and online banking, repositioning of Newtek Bank’s manual deposit gathering and adaptation to new loan offerings, and capital markets headwinds affecting most financial institutions. Our strong results in the face of what we view as a challenging environment is a true testament to our fortitude, acumen and adaptability that has served us well throughout our entire operating history and we believe will continue to do as we continue to build and grow NewtekOne and Newtek Bank. That said, we are extremely pleased with the shape and direction our new structure is taking, and believe the best is yet to come. We look forward to providing more detail on the quarter and our growth initiatives during our earnings conference call tomorrow morning, which we welcome you all to attend.”

Exhibit 99.1

Second Quarter 2023 Conference Call and Webcast

A conference call to discuss the second quarter 2023 financial results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, M. Scott Price, Chief Financial Officer, and Nicholas Leger, Chief Accounting Officer, tomorrow, Thursday, August 3, 2023, 8:30 a.m. ET.

Please note, to attend the conference call or webcast, participants should register online at NewtekOne, Inc. Q2 2023 Financial Results Conference Call. To receive a dial-in number, participants are requested to register at a minimum 15 minutes before the start of the call. The corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of NewtekOne's website at NewtekOne, Inc. Q2 2023 Financial Results Conference Call. A replay of the call with the corresponding presentation will be available on NewtekOne's website shortly following the live presentation and will be available for a period of 90 days.

Note Regarding Dividend Payments

Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors.

NewtekOne®, Your Business Solutions Company®, is a financial holding company, which along with its bank and non-bank consolidated subsidiaries, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, NewtekOne has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

NewtekOne’s and its subsidiaries’ business and financial solutions include: banking (Newtek Bank, N.A.), Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek®, NewtekOne®, Newtek Bank, National AssociationTM, Your Business Solutions Company®, Newtek Advantage® and One Solution for All Your Business Needs® are registered trademarks of NewtekOne, Inc.

Note Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995. These statements are based on the current beliefs and expectations of NewtekOne's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause NewtekOne's actual results to differ materially from those described in the forward-looking statements can be found in NewtekOne's Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the Securities and Exchange Commission and are available on NewtekOne's website (https://investor.newtekbusinessservices.com/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of NewtekOne speak only as to the date they are made, and NewtekOne does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

SOURCE: NewtekOne, Inc.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEKONE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In Thousands, except for Per Share Data)
	June 30, 2023	December 31, 2022
ASSETS	Financial Holding Company Accounting (Unaudited)	Investment Company Accounting
Cash and due from banks	$48,673	$53,692
Restricted cash	66,741	71,914
Interest bearing deposits in banks	140,920	—
Total cash and cash equivalents	256,334	125,606
Debt securities available-for-sale, at fair value	32,907	—
Loans held for sale, at fair value	106,231	19,171
Loans held for sale, at amortized cost	41,641	—
Loans held for investment, at fair value	512,418	505,268
Loans held for investment, at amortized cost, net of deferred fees and costs	218,265	—
Allowance for credit losses	(4,764)	—
Loans held for investment, at amortized cost, net	213,501	—
Federal Home Loan Bank and Federal Reserve Bank stock	3,012	—
Settlement receivable	119,857	—
Joint ventures, at fair value (cost of $25,315 and $23,314), respectively	27,722	23,022
Controlled investments (cost of $0 and $131,495), respectively	—	259,217
Non-control investments (cost of $1,360 and $1,360), respectively	1,360	1,360
Goodwill and intangibles	27,595	—
Right of use assets	7,002	6,484
Derivative instruments	562	—
Deferred tax asset, net	4,622	—
Servicing assets	35,754	30,268
Other assets	48,593	28,506
Total assets	$1,439,111	$998,902

LIABILITIES AND NET ASSETS

Liabilities:
Deposits:
Noninterest-bearing	$38,233	$—
Interest-bearing	409,124	—
Total deposits	447,357	—
Borrowings	697,387	539,326
Dividends payable	4,766	—
Lease liabilities	8,552	7,973
Deferred tax liabilities	—	19,194
Due to participants	19,820	35,627
Accounts payable, accrued expenses and other liabilities	40,501	21,424
Total liabilities	1,218,383	623,544

Shareholders' Equity:
Preferred stock (par value $0.02 per share; authorized 20,000 shares, 20,000 shares issued and no shares outstanding)	19,738	—

Exhibit 99.1

Common stock (par value $0.02 per share; authorized 199,980 shares, 24,609 and 24,609 issued and outstanding, respectively)	491	492
Additional paid-in capital	192,114	354,243
Retained earnings	9,075	20,623
Accumulated other comprehensive loss, net of income taxes	(203)	—
Total NewtekOne shareholders’ equity	221,215	375,358
Non-controlling interest	(487)	—
Total shareholders' equity	220,728	375,358
Total liabilities and shareholders' equity	$1,439,111	$998,902

Exhibit 99.1

NEWTEKONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023 Financial Holding Company Accounting	2022 Investment Company Accounting	2023 Financial Holding Company Accounting	2022 Investment Company Accounting
Interest income
Loans and fees on loans	$19,607	$8,032	$37,109	$15,111
Debt securities available-for-sale	415	—	647	—
Interest from affiliates	—	670	—	1,334
Other interest earning assets	2,531	—	3,512	—
Total interest income	22,553	8,702	41,268	16,445
Interest expense
Notes and securitizations	9,083	4,809	17,801	8,945
Bank and FHLB borrowings	3,746	939	7,685	1,364
Notes payable related party	—	80	—	186
Deposits	4,051	—	5,526	—
Total interest expense	16,880	5,828	31,012	10,495
Net interest income	5,673	2,874	10,256	5,950
Provision for loan credit losses	2,575	—	3,893	—
Net interest income after provision for loan credit losses	3,098	2,874	6,363	5,950
Noninterest income
Dividend income	505	4,981	1,009	12,827
Loan servicing asset revaluation	(534)	(781)	385	(2,340)
Servicing income	4,299	3,175	8,702	6,356
Net gains on sales of loans	13,208	19,891	19,734	35,186
Net gain on derivative transactions	674	—	179	628
Net gain (loss) on loans accounted for under the fair value option	4,363	(5,789)	10,268	(8,507)
Net unrealized appreciation (depreciation) on joint ventures	698	(11)	2,700	(2,333)
Net unrealized appreciation on controlled investments	—	1,577	—	1,875
Technology and IT support income	6,459	—	13,168	—
Electronic payment processing income	10,676	—	21,004	—
Other noninterest income	6,080	2,368	12,066	3,947
Total noninterest income	46,428	25,411	89,215	47,639
Noninterest expense
Technology services expense	3,466	—	7,269	—
Electronic payment processing expense	4,838	—	9,342	—
Salaries and employee benefits expense	19,418	4,499	38,537	9,608
Professional services expense	3,156	1,512	6,596	2,813
Other loan origination and maintenance expense	3,559	7,121	6,386	13,604
Depreciation and amortization	832	60	1,705	123
Loss on extinguishment of debt	—	417	—	417
Other general and administrative costs	4,911	2,043	9,542	3,796
Total noninterest expense	40,180	15,652	79,377	30,361

Exhibit 99.1

NEWTEKONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands, except for Per Share Data)

Net income before taxes	9,346	12,633	16,201	23,228
Income tax expense (benefit)	2,524	(886)	(2,339)	57
Net income	6,822	13,519	18,540	23,171
Less: Net loss attributable to noncontrolling interests	(31)	—	(31)	—
Net income attributable to NewtekOne, Inc.	6,853	13,519	18,571	23,171
Dividends to preferred shareholders	(400)	—	(649)	—
NewtekOne net income available to common shareholders	$6,453	$13,519	$17,922	$23,171
Earnings per share:
Basic	$0.26	$0.56	$0.72	$0.96
Diluted	$0.26	$0.56	$0.72	$0.96

Exhibit 99.1

Reconciliation of GAAP to Non-GAAP Financial Measures
The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

(dollars and number of shares in thousands)	As of and for the three months ended
Newtek Bank, N.A.	June 30, 2023	March 31, 2023
Return on Average Tangible Common Equity
Numerator: Net Income (Loss) (GAAP)	$5,974	$(1,817)
Average Total Shareholders' Equity (non-GAAP)	76,838	75,813
Deduct: Average Goodwill and Intangibles (non-GAAP)	2,195	2,190
Denominator: Tangible Average Common Equity (non-GAAP)	$74,643	$73,623
Return on Average Tangible Common Equity (non-GAAP)	32.1%	(10.0)%

Return on Average Assets
Numerator: Net Income (GAAP)	$5,974	$(1,817)
Denominator: Average Assets (non-GAAP)	485,633	285,455
Return on Average Assets (non-GAAP)	4.9%	(2.6)%

Efficiency Ratio
Numerator: Non-Interest Expense (GAAP)	$16,243	$13,314
Net Interest Income (GAAP)	3,771	2,011
Non-Interest Income (GAAP)	23,920	10,101
Denominator: Total Income	$27,691	$12,112
Efficiency Ratio (non-GAAP)	58.7%	109.9%